Exhibit 23.5

[RYDER SCOTT LETTERHEAD]

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on or about May 8, 2007, of information from our reserve report dated February 22, 2007, entitled “Chesapeake Energy Corporation—Estimated Future Reserves and Income Attributable to Certain Leasehold Interests (SEC Parameters).” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

May 8, 2007